EXHIBIT 99.1

News Release

Worldwide Press Office:

Days: 847.700.5538

Evenings/Weekends: 847.700.4088

United Airlines Reports December Traffic Results

CHICAGO, Jan. 5, 2007 – United Airlines today reported its preliminary mainline traffic results for December 2006. The company reported a December passenger load factor of 79.6 percent. Total scheduled revenue passenger miles (RPMs) decreased in December by 0.8 percent on a capacity decrease of 0.3 percent in scheduled available seat miles (ASMs) compared to the same period in 2005.

During December, operations were affected by severe winter snowstorms in its two largest hubs, Chicago and Denver. United and United Express cancelled approximately 3,900 flights in Chicago and in Denver.

The company estimates the effects of these snowstorms on fourth quarter results to be the following: Year-over-year mainline capacity growth was reduced by 0.6 point to 1.5 percent and consolidated capacity growth was also reduced by 0.6 point for year-over year growth of 2.8 percent. The reduction in capacity negatively impacted the company’s fourth quarter cost per available seat mile excluding the cost of fuel. Revenue is expected to be lower by about $40 million.

For the fourth quarter, the company expects to book a modest operating loss.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in

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Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. United's more than 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

*	Based on the flight schedule between May 1, 2006 and Dec. 31, 2006.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this document are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the Company’s ability to execute its business plan; the Company’s ability to attract, motivate and/or retain key employees; the Company’s ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, regulation and other actions; the ability of the Company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

News Release

	2006 December	2005 December	YOY Change
SCHEDULED SERVICE ONLY:
REVENUE PLANE MILES (000)	62,896	63,018	-0.2%

NUMBER OF DEPARTURES	45,998	46,442	-1.0%

REVENUE PASSENGERS (000)	5,440	5,578	-2.5%

REVENUE PASSENGER MILES (000):
NORTH AMERICA	5,566,253	5,700,491	-2.4%
PACIFIC	2,150,569	2,166,093	-0.7%
ATLANTIC	1,276,899	1,198,040	6.6%
LATIN AMERICA	381,603	387,506	-1.5%
SYSTEM	9,375,324	9,452,130	-0.8%

AVAILABLE SEAT MILES (000):
NORTH AMERICA	7,044,271	7,149,991	-1.5%
PACIFIC	2,651,135	2,661,502	-0.4%
ATLANTIC	1,583,152	1,488,953	6.3%
LATIN AMERICA	494,582	513,093	-3.6%
SYSTEM	11,773,140	11,813,539	-0.3%

PASSENGER LOAD FACTOR (PERCENT):
NORTH AMERICA	79.0	79.7	-0.7	pts
PACIFIC	81.1	81.4	-0.3	pts
ATLANTIC	80.7	80.5	0.2	pts
LATIN AMERICA	77.2	75.5	1.7	pts
SYSTEM	79.6	80.0	-0.4	pts

CARGO TON MILES (000):
FREIGHT	143,237	134,772	6.3%
MAIL	23,735	44,740	-47.0%
SYSTEM	166,972	179,512	-7.0%

TOTAL SYSTEM INCLUDING CHARTER (000):
REVENUE PASSENGER MILES	9,379,349	9,473,271	-1.0%
AVAILABLE SEAT MILES	11,779,809	11,845,305	-0.6%

REVENUE PSGR. KM.	15,094,186	15,245,335	-1.0%
AVAILABLE SEAT KM.	18,957,247	19,062,649	-0.6%

TOTAL REVENUE TON MILES	1,104,906	1,126,837	-1.9%
TOTAL AVAIL. TON MILES	1,740,318	1,883,791	-7.6%

TOTAL REV. TON KM.	1,602,255	1,634,168	-1.9%
TOTAL AVAIL. TON KM.	2,540,864	2,750,335	-7.6%

News Release

	YEAR TO DATE 2006	YEAR TO DATE 2005	YOY Change
SCHEDULED SERVICE ONLY:
REVENUE PLANE MILES (000)	768,054	751,009	2.3%

NUMBER OF DEPARTURES	563,424	549,781	2.5%

REVENUE PASSENGERS (000)	69,266	66,717	3.8%

REVENUE PASSENGER MILES (000):
NORTH AMERICA	70,904,133	68,302,151	3.8%
PACIFIC	26,152,441	25,821,888	1.3%
ATLANTIC	15,657,696	15,759,162	-0.6%
LATIN AMERICA	4,531,805	4,014,745	12.9%
SYSTEM	117,246,075	113,897,946	2.9%

AVAILABLE SEAT MILES (000):
NORTH AMERICA	86,736,347	83,831,567	3.5%
PACIFIC	31,550,342	31,674,242	-0.4%
ATLANTIC	18,855,743	19,143,443	-1.5%
LATIN AMERICA	5,636,811	5,156,641	9.3%
SYSTEM	142,779,243	139,805,893	2.1%

PASSENGER LOAD FACTOR (PERCENT):
NORTH AMERICA	81.7	81.5	0.2	pts
PACIFIC	82.9	81.5	1.4	pts
ATLANTIC	83.0	82.3	0.7	pts
LATIN AMERICA	80.4	77.9	2.5	pts
SYSTEM	82.1	81.5	0.6	pts

CARGO TON MILES (000):
FREIGHT	1,753,765	1,645,865	6.6%
MAIL	294,290	373,961	-21.3%
SYSTEM	2,048,055	2,019,826	1.4%

TOTAL SYSTEM INCLUDING CHARTER (000):
REVENUE PASSENGER MILES	117,470,093	114,271,559	2.8%

AVAILABLE SEAT MILES	143,094,694	140,300,186	2.0%

REVENUE PSGR. KM.	189,044,621	183,897,220	2.8%
AVAILABLE SEAT KM.	230,282,291	225,785,089	2.0%

TOTAL REVENUE TON MILES	13,795,075	13,446,994	2.6%
TOTAL AVAIL. TON MILES	22,607,878	22,408,326	0.9%

TOTAL REV. TON KM.	20,004,177	19,499,695	2.6%
TOTAL AVAIL. TON KM.	33,007,502	32,716,156	0.9%

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